Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of American Public Education, Inc. of our report dated March 28, 2008 relating to our audits of the consolidated financial statements and the financial statement schedule, included in and incorporated by reference in the Annual Report on Form 10-K of American Public Education, Inc. for the year ended December 31, 2007.

Vienna, Virginia
April 23, 2008